Index Oil and Gas, Inc. Walker 1 Well on Production

Houston, Texas, 21 August, 2006; Index Oil and Gas, Inc. (“Index”, “the Company”) (OTCBB: IXOG), today announced that the Walker 1 well is now on production.

Initial gross production of the Walker 1 well in Louisiana, in which Index has a 12.5% working interest, is around 200 bopd. Associated gross gas production is around 0.175 million cubic feet per day.

The Walker 1 production represents a significant increase to Index’s future cash flow.

Walker 1 is the first productive well from the Company’s initial Phase 2 “Four Well Portfolio”, which now forms just part of the company’s expanding operations going forward.

The remaining 3 wells in this program, Vieman 1, Taffy 1 and Taffy 2, are expected to be drilled in Q3 & Q4 2006 with, as already announced, increased working interests in Vieman 1 (17%) and Taffy 2 (20%).

The commercial success of any of the remaining Phase 2 wells will also significantly add to Index’s production and cash flow. This is in line with the Company’s strategy to rapidly build a balanced portfolio of producing assets without exposing investors to single critical events.

Barton County and Seward Update

Index also announced today that the first of 4 wells in the Barton County exploration project in Kansas (“Barton”) is expected to start drilling by Q4 2006. It is anticipated that all 4 wells will be drilled back to back.

These new wells are located on prospects interpreted from a newly acquired 17.25 square mile 3-D seismic survey (of which approximately 9.45 square miles cover Index leases). The Company believes several other leads have been identified from the Barton data, and that additional drilling opportunities may exist in the area.

The Company also has spread its oil & gas lease participation over approximately an additional 2120 acres of land, bringing the project total to approximately 6900 acres. Index’s ownership in Barton is now a 3.25% interest following this agreement to spread its ownership over an increased number of leases and therefore additional opportunities whilst maintaining the same net acreage position in the project.

The first 4 Barton wells form part of a planned 8 well drilling program which includes 4 additional wells in the adjacent and similar Seward area already in production, in which Index has a 5% working interest.

Barton and Seward are located on a geological structure known as the Central Kansas Uplift. Since the early 1900's, several billion barrels of oil have been produced from the Central Kansas Uplift, primarily from carbonate reservoirs of the Pennsylvanian, Lansing Group through to the Arbuckle Group of Cambro-Ordovician age.

About Index

Index is a gas biased oil and gas exploration and production company, with activities in Kansas, Texas and Louisiana. It has offices in Houston, Texas and Bath, England. Index is focused on efficiently building a broad portfolio of producing properties with what it believes to be significant upside potential and intends to grow its existing asset base and revenues through further investment in the U.S. The company seeks to develop its activities in areas containing prolific petroleum systems set in stable political and economic environments.

To find out more about Index Oil and Gas (OTCBB: IXOG), visit our website at www.indexoil.com.

Contact:
Index Oil and Gas Inc., Houston, Texas
Lyndon West
Tel: +1 713 715 9275

Forward-Looking Statements

The statements in the press release that relate to the company's expectations with regard to the future impact the company's results from acquisitions or actions in development are forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The statements in this document may also contain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.Since the information may contain statements that involve risk and uncertainties and are subject to change at any time, the company's actual results may differ materially from expected results.